Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

PIERIS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	457(f)	12,666,032 (1)	(2)	$4,221.65 (2)	$0.00014760	$0.62

Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$4,221.65	—	$0.62	—	—	—	—
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$0.62

(1)

Relates to common stock, $0.001 par value per share, of Pieris Pharmaceuticals, Inc., a Nevada corporation, or Pieris, issuable to holders of common stock, $0.0001 par value per share of Palvella Therapeutics, Inc., a Delaware corporation, or Palvella, in the proposed Merger of Polo Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Pieris, with and into Palvella, with Palvella continuing as a wholly owned subsidiary of Pieris and the surviving corporation of the Merger. The amount of Pieris common stock to be registered includes the estimated maximum number of shares of Pieris common stock that are expected to be issued (a) in connection with the Merger, assuming an exchange ratio of approximately 0.315478222 shares of Pieris common stock for each outstanding share of Palvella common stock (which is subject to adjustment prior to closing of the Merger based upon Pieris’ net cash as of the date immediately preceding the closing of the Merger) and (b) an aggregate of approximately 3,154,241 of shares of Pieris common stock and up to 2,592,585 shares of Pieris common stock issuable upon the exercise of Pre-Funded Warrants to the PIPE Investors in connection with the PIPE Financing, immediately following the closing of the Merger. In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any securities that may be from time to time be offered or issued resulting from forward or reverse stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended. Palvella is a private company, no market exists for its securities, and Palvella has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price for the shares expected to be issued pursuant to the Merger is one-third of the aggregate par value of the Palvella securities expected to be exchanged in the Merger.